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                                              *Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                           Under 17 C.F.R. Sections 200.80(b)(4)
                                                            200.83 and 240.24b-2

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

          This COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "Agreement") is made as of July 9, 2001 (the "Effective Date"), by and between ISIS PHARMACEUTICALS, INC., a Delaware corporation ("Isis"), having a principal place of business at Carlsbad Research Center, 2292 Faraday Avenue, Carlsbad, California 92008 and PE CORPORATION (NY), a New York corporation, through the CELERA GENOMICS GROUP, ("Celera"), having a principal place of business at 45 West Gude Drive, Rockville, Maryland 20850. Celera and Isis may be referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

          WHEREAS, Isis possesses proprietary technology and know-how related to anti-sense technologies; and

          WHEREAS, Celera possesses proprietary technology and know-how related to genomics; and

          WHEREAS, Celera and Isis desire collaborate to generate information on gene function for up to [*] novel targets.

          NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

          1.1 "Affiliate" with respect to either Party, will mean any Person controlling, controlled by, or under common control with such Party. For the purposes of this Section 1.1 only, "control" will refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, together with (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person. Notwithstanding the foregoing, [*]

          1.2 "Agreement NPV" means the net present value of any agreement calculated pursuant to Section Article 6.3(d) or as determined by the JEC by unanimous recorded vote.

          1.3 "Antisense Inhibitor" means an Oligonucleotide that is designed to inhibit protein synthesis at the nucleic acid level by specifically binding to the sequence of a selected messenger or viral ribonucleic acid by base-paring.

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          1.4   "Celera Exclusive Collaboration Patents" means all Patent Rights comprising method of use, method of prevention, treatment or diagnosis of a disease or condition or other identification of gene function associated with a Celera Exclusive Target arising out of the collaboration and for which Collaboration Data is used in the prosecution, maintenance or defense of such Patent Rights. Celera Exclusive Collaboration Patents specifically includes Collaboration Patents to the extent they otherwise come under the definition of Celera Exclusive Collaboration Patents.

          1.5 "Celera Exclusive Targets" means the Celera Gene Targets selected by Celera pursuant to Section 3.2 (c), or any fragment or allelic variant of such Celera Gene Target or degenerative sequence of the foregoing encoding the identical amino acid sequence.

          1.6 "Celera Gene Availability Pool" means the Celera Gene Targets available for Celera to designate for exclusive use pursuant to Section 3.2(c). Once the Option Period has expired for a specific Celera Gene Target it will cease to be part of the Celera Gene Availability Pool.

          1.7 "Celera Gene Target" means a Gene selected for High Throughput Gene Functionalization.

          1.8 "Celera Licensed Patents" means (i) all Patent Rights that are Controlled by Celera prior to the selection of Celera Gene Target pursuant to Section 3.1 that claim inventions consisting of any Celera Gene Target or any fragment of such Celera Gene Target, and/or any nucleic acid sequence, protein, peptide or other composition of matter encoded thereby, including, without limitation, inventions claiming method of use or treatment of a disease or condition by inhibiting such gene or other identification of gene function, and (ii) all Patent Rights whether or not Controlled by Celera not arising out of the collaboration where Collaboration Data is used in the prosecution, maintenance or defense of such Patent Rights. Celera Licensed Patents will specifically exclude Collaboration Patents, Celera Exclusive Collaboration Patents, Joint Patents and any Patent Rights that are Controlled by Celera claiming solely diagnosis of a disease or condition.

          1.9 "Celera Product" means any Gene Therapy Product, Protein Therapeutic Product, Small Molecule Therapeutic Product or Vaccine Product discovered by Celera alone or as part of a bona fide drug discovery collaboration that, but for the licenses granted herein, would infringe a Celera Exclusive Collaboration Patent.

          1.10 "Collaboration Data" means any and all data created using an Antisense Inhibitor pursuant to the Research Plan, including without limitation, in Isis's HGTF system.

          1.11 "Collaboration Patents" means all Patent Rights comprising method of use, method of prevention, treatment or diagnosis of a disease or condition or other identification of gene function associated with a Celera Gene Target arising out of the collaboration and for which Collaboration Data is included in or used in the prosecution,

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maintenance or defense of such Patent Rights. Collaboration Patents specifically excludes Oligonucleotide Patents. Collaboration Patents specifically includes jointly invented Patent Rights to the extent that they otherwise come under the definition of Collaboration Patents, and any such jointly invented Patent Rights will not be Joint Patents.

          1.12 "Common Product" means (i) any and all Licensed Products that are neither Isis Products nor Celera Products for a Celera Exclusive Target, and (ii) any and all License Products that are not Isis Products for a Celera Gene Target that is not a Celera Exclusive Target.

          1.13 "Confidential Information" means a Party's confidential information, inventions, know-how, data and materials relating to the Research, or the Celera Gene Targets, Celera Exclusive Targets, Lead Oligos or Licensed Products, including without limitation research, technical, clinical development, manufacturing, marketing, financial personnel and other business information and plans, which, if disclosed in written, graphic or electronic form, is marked or otherwise designated as "confidential" or "proprietary" and, if disclosed orally, is summarized and designated as "confidential" or "proprietary" in a writing provided to the receiving Party not later than sixty (60) days after such disclosure. All information presented at the JRC, Intellectual Property Committee or JEC meetings will be rebuttably presumed to be Confidential Information, regardless of whether it would otherwise qualify as such pursuant to the preceding sentence.

          1.14 "Control" means, with respect to an item of Information or an intellectual property right, possession of the ability, whether by ownership or license, to grant a license or sublicense as provided for herein under such item or right without violating the terms of any agreement or other arrangements with any Third Party.

          1.15 "Effective Date" means the effective date of this Agreement as set forth in the first paragraph above.

          1.16  "Extended Term" has the meaning set forth in Section 5.1(e).

          1.17 "Gene" means a DNA or RNA sequences of human or other origin that encodes a protein or other molecule.

          1.18 "Gene Therapy Product" means any nucleic acid molecule, other than an Antisense Inhibitor or Oligonucleotide, that is introduced into human cells for the treatment or prevention of any disease, condition or risk based on modifying the expression of the target gene or modifying the genetic code of the target gene.

          1.19 "High Throughput Gene Functionalization" or "HTGF" means Isis's High Throughput Screening system and standard phenotypic assays as it may exist from time-to-time and as more fully described in the Research Plan.

          1.20 "Information" means any data, results, information, know-how, techniques, methods, development, material, or compositions of matter of any type or kind.

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          1.21  "Intellectual Property Committee" has the meaning set forth in
Section 6.2.

          1.22 "Isis Product" means any Oligonucleotide used in the treatment or prevention of a disease or condition that, but for the licenses granted herein, would infringe a Collaboration Patent.

          1.23 "Joint Executive Committee" or "JEC" means that committee to be formed pursuant to Section 6.3.

          1.24 "Joint Patents" means all Patent Rights that claim inventions that are made by employees or agents of Celera and Isis jointly and name as inventors one or more employees of Celera and Isis together with one or more employees or agents of the other Party. Joint Patents will not include any Collaboration Patents or Oligonucleotide Patents.

          1.25 "Joint Research Committee" or "JRC" means that committee to be formed pursuant to Section 6.1.

          1.26 "Lead Oligo" means an Antisense Inhibitor to a Celera Gene Target which decreases expression of such Celera Gene Target by at least [ *].

          1.27 "Lead Oligo Reagent" means a Lead Oligo derived using the 2'-methoxyethyl gapmer with fully phosphorothioate backbone chemistry of the HTGF system or an alternative for certain limited applications.

          1.28 "Licensed Product" means any composition, material, device, kit, process or other product or process, the manufacture, use or sale of which would infringe a Collaboration Patent.

          1.29 "Licensing Revenue" means revenue derived from the licensing of Collaboration Patents to Third Parties including without limitation, license fees, maintenance fees, milestones, and royalties but excluding payments for research and development. If either Party licenses Collaboration Patents to Third Parties together with other material intellectual property, the consideration received for such license, will be allocated by such Party in good faith among the components of the license. If payments are made in non-cash consideration, such Party will, at its option, either provide the other Party consideration in kind or in cash (based on a reasonable determination of value).

          1.30 "Minimum Permitted Value" means a net present value of an agreement equal to [*].

          1.31 "Oligonucleotide" means any compound containing between [* ] nucleotides and/or nucleosides, including oligonucleotide analogs which may include natural or modified heterocycles, sugars and or backbone linkages.

          1.32 "Oligonucleotide Patent" means all Patent Rights arising out of the collaboration that claims Antisense Inhibitors or Oligonucleotides and/or their method of use including without limitation the prevention or treatment of a disease or condition.

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Oligonucleotide  Patents will include any jointly  invented  Patent  Rights that otherwise meets this definition.

          1.33  "Option" has the meaning set forth in Section 3.2(c).

          1.34  "Option Period" has the meaning set forth in Section 3.2(c).

          1.35 "Patent Right" means (i) an issued and existing patent, including any extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof, (ii) pending applications, including any continuation, divisional, or continuation-in-part application thereof, for any of the foregoing, and (iii) all counterparts to any of the foregoing issued by or filed in any country or other jurisdiction.

          1.36 "Person" means any natural person, corporation, firm, business trust, business unit, joint venture, association, organization, company, limited liability company, partnership or other business entity, or any government or agency or political subdivision thereof.

          1.37 "Protein Therapeutic Product" means a protein, peptide or peptidomimetic analogous to a peptide or any derivative of the foregoing that is used for the treatment or prevention of any disease, condition or risk thereof.

          1.38 "Research" means the collaborative research program undertaken by the Parties pursuant to the Research Plan during the Research Term.

          1.39 "Research Plan" means the specific plan for HTGF screening of Celera Gene Targets, as described in Section 2.1, which will be attached hereto as Exhibit A.

          1.40 "Research Term" means the period commencing on the Effective Date and terminating eighteen (18) months thereafter (or such earlier date as of which this Agreement is terminated hereunder).

          1.41 "Small Molecule Therapeutic Product" means a small organic or inorganic molecule (less than 800 daltons) used for the treatment or prevention of any disease, condition or risk thereof, excluding any such molecule whose primary mode of activity is binding to RNA.

          1.42 "Sublicensee" means a Person other than an Affiliate of Isis or Celera to which Isis or Celera has granted sublicense rights under the licenses granted hereunder, which rights include at least the rights to make and sell Licensed Products.

          1.43 "Third Party" means any Person other than Celera, Isis or Affiliates of either of them, or any Sublicensee.

          1.44 "Vaccine Product" means a protein, peptide or a nucleic acid molecule other than an Oligonucleotide, that stimulates an active specific immune response for the treatment or prevention of a disease or condition.

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          1.45 "Valid Claim" means a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or, after mutual consultation and agreement, an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                                   ARTICLE 2

                                    RESEARCH

          2.1 Subject to the terms and conditions herein, the Parties will each use commercially reasonable diligent efforts to conduct the Research on a collaborative basis. Subject to Section 2.2(d) and other applicable provisions, the Parties will conduct the Research as specified in the Research Plan. The Research Plan attached hereto as Exhibit A describes the HTGF screening process that will be used to create Antisense Inhibitors to Celera Gene Targets and screen such Antisense Inhibitors in Isis' phenotypic assays to provide information useful in gene functionalization and target validation.

          2.2  Conduct of the Research.

               (a) The Research will be managed and directed by the JRC, as provided in 6.1.

               (b) During the course of the Research, each Party will disclose to the other such Information as the other Party reasonably needs to conduct its obligations and assigned tasks under the Research Plan.

               (c) In order to protect the Parties' patent rights in any inventions conceived or reduced to practice during or as a result of the Research, each Party agrees to implement a policy which requires its employees to record and maintain all data and information developed during the Research in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice.

               (d) The Parties agree to commit the quality and quantity of resources required to perform their obligations under the Research Plan.

          2.3 Liability. In connection with the conduct of the Research, each Party will be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent acts or omissions of that Party and its directors, officers, employees and agents.

                                   ARTICLE 3

             SELECTION OF CELERA GENE TARGETS AND CELERA EXCLUSIVE
                                    TARGETS

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          3.1   Selection of Celera Gene Targets.

                (a) Celera will select Genes for functionalization studies under the Research Plan ("Celera Gene Targets") and notify Isis of the identity of such Celera Gene Target in writing.

                (b) Genes selected by Celera under Section 3.1(a) will be included in the HTGF queue unless prior to such selection: (i) such Genes were prioritized by Isis for the HTGF queue; (ii) Isis had generated Antisense Inhibitors to such Gene; or (iii) Isis has bona fide pre-existing agreement to work on such Gene with a Third Party (Subsections (i), (ii) and (iii), "Rejected Genes"); and provided that Isis notifies Celera of the identity of any Rejected Gene in writing within ten (10) business days of Celera's selection of such Gene. Celera may select a replacement Gene for any Rejected Gene and such Rejected Gene will be treated as if it had never been selected by Celera. The identity of any Celera Gene Target or Rejected Gene will be the Confidential Information of Celera.

                (c) Isis agrees to conduct the Research under the Research Plan and will provide reports to the JRC on a quarterly basis. These reports will contain all information necessary to keep the JRC fully informed regarding the performance of the Research Plan. Notwithstanding the preceding sentence, the Parties acknowledge that there is no guarantee that a Lead Oligo will be discovered using the HTS process.

                (d) Celera knows and understands that it will be the primary source of Celera Gene Targets under the Research Plan and that Isis will not conduct any patent due diligence regarding its freedom to synthesize or screen Antisense Inhibitors to such targets or to provide Antisense Inhibitors to Celera hereunder. Subject to Sections 10.1 and 10.3, Celera will indemnify and hold Isis harmless from any liability to Third Parties by reason of the use by Isis of Celera Gene Targets solely for Isis' work under the Research Plan during the Research Term. For clarification, Celera will not indemnify Isis, and Celera will not be liable to Isis for any use of Celera Gene Targets after Isis is notified to cease use of any Celera Gene Target, any use of Celera Gene Targets in any Isis database, any use of Celera Gene Targets outside the Research Plan, or any use of Celera Gene Targets in the development and/or commercialization of Common Products or Isis Products.

          3.2   Selection of Celera Exclusive Targets.

                (a) Isis will perform the work described in the Research Plan and deliver any resulting data to the JRC and the Intellectual Property Committee in a timely fashion ("Collaboration Data"). Such Collaboration Data will include the assay and phenotype data as set forth in the Research Plan.

                (b) Promptly after receiving the Collaboration Data with regard to a Celera Gene Target, the JRC and the Intellectual Property Committee will review the Collaboration Data. Upon delivery of the Collaboration Data, such Celera Gene Target will become part of a pool of Celera Gene Targets available to Celera for its use in accordance with the terms of this Agreement (the "Celera Gene Availability Pool"). If Isis informs the JRC that it is unable to create an optimized Antisense Inhibitor to such

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Celera Gene Target and, as a result, will not be delivering Collaboration Data to the JRC for such Celera Gene Target, such Celera Gene Target will not be included in the Celera Gene Availability Pool.

                (c) Celera will have the option, on a rolling basis, to designate up to [* ] Celera Gene Targets from the Celera Gene Availability Pool, together with the Collaboration Data for such Celera Gene Targets, for Celera's exclusive use ("Celera Exclusive Targets") for Celera Products pursuant to Section 4.3(a) (the "Option"). For any given Celera Gene Target, Celera will exercise such Option, if at all, by giving written notice to Isis during a period commencing on the date that the JRC determines that no further work will be done on such Celera Gene Target and Isis delivers the Collaboration Data as outlined in the Research Plan for such target to the JRC and ending [* ] (the "Option Period"). Celera may replace any Celera Exclusive Target with any Celera Gene Target in the Celera Gene Availability Pool provided (i) the number of Celera Exclusive Targets does not [*] and (ii) the Option Period for any such Celera Gene Target has not expired. For clarification, only Celera Gene Targets in the Celera Gene Availability Pool will be subject to the Option. If Celera does not exercise its Option for any given Celera Gene Target during the applicable Option Period, or if Celera notifies Isis in writing that it will not exercise its Option for such Celera Gene Target, such Celera Gene Target will be deemed excluded from the Celera Gene Availability Pool. After any such exclusion, such Celera Gene Target will cease to be a Celera Gene Target, and Celera may not exercise its Option with regard thereto.

                                   ARTICLE 4

                            LICENSES AND OTHER RIGHTS

          4.1 Licenses to Conduct the Research. Subject to the other provisions of this Agreement, Celera hereby grants to Isis during the Research Term a nonexclusive worldwide, paid up right and license, without the right to sublicense, under the Celera Licensed Patents solely to conduct the Research.

          4.2 Isis Database. Isis will have the right to commercialize the Collaboration Data in a database format unless such Collaboration Data (i) is subject to Celera's Option during the Option Period pursuant to Section 3.2, or
(ii) contains or comprises in whole or in part any Collaboration Data for a Celera Exclusive Target. Notwithstanding the foregoing, Celera may provide Isis, upon Isis's written request, with written approval to use any Collaboration Data in a database format, which would be otherwise restricted from use under the first sentence of this Section. Isis will inform its subscribers regarding the Collaboration Data added to the Isis Database pursuant to this Section 4.2 that Collaboration Patents, if any, associated with such data are subject to the licensing requirements set forth in Section 4.3.

          4.3 Use of the Joint Patents, Collaboration Patents and Other Data. Both Parties will have the right to practice the Joint Patents and the Collaboration Patents and use the Collaboration Data and the data provided by a Party to the other Party pursuant to Section 5.1(c), for internal research purposes; provided however,

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                (a)  Isis hereby grants Celera an exclusive right and license
(including with regard to Isis), with the right to sublicense and without obligation to Isis, under Isis's rights in the Joint Patents and the Celera Exclusive Collaboration Patents, to conduct development on, and to make, have made, import, use, sell and have sold Celera Products;

                (b) Celera hereby grants Isis an exclusive right and license (including with regard to Celera), with the right to sublicense and without obligation to Celera, under Celera's rights in the Joint Patents and the Collaboration Patents, to conduct development on, and to make, have made, import, use, sell and have sold Isis Products; and

                (c) Both Parties will have the right and license, without obligation of notice or payment to the other Party, to conduct development on, and to make, import, use, sell and offer for sale Common Products with the limited right to sublicense solely for development and commercialization.

                (d) Celera will have the exclusive right and license (including with regard to Isis), to grant sublicenses to make, import, use, sell and offer for sale Common Products under the Celera Exclusive Collaboration Patents (subject to the provisions of Section 7.2 regarding Revenue Sharing). Isis will have the exclusive right and license (including with regard to Celera), to grant sublicenses to make, import, use, sell, and offer for sale Common
Products under the Joint Patents and the Collaboration Patents except the Celera Exclusive Collaboration Patents (subject to the provisions of Section
1.63 regarding Revenue Sharing).

          4.4 License to Celera Licensed Patents. Celera hereby grants Isis a nonexclusive right and license, without the right to sublicense except in connection with the sublicense of an Isis Product discovered by Isis alone or as part of a bona fide drug discovery collaboration, under Celera's rights in the Celera Licensed Patents, to conduct development on, and to make, have made, import, use, sell and have sold Isis Products. Notwithstanding the foregoing, if Isis is unable to generate a Lead Oligo to a Celera Gene Target pursuant to the Research Plan, any and all Patent Rights that claim such Celera Gene Target will be excluded from the license set forth in the preceding sentence.

          4.5   Negative Covenants.

                (a) Isis covenants to Celera that Isis will not research, develop or commercialize or license any Third Party or an Affiliate to research, develop or commercialize any Celera Product claimed by Celera Exclusive Collaboration Patents.

                (b)  Celera covenants to Isis that:

                  (i) Celera will not research, develop or commercialize, or license any Third Party or an Affiliate to research, develop or commercialize any Isis Product claimed by Collaboration Patents; and

                  (ii) Celera will not enter into any agreement with any Third Party whose core business includes the provision of Antisense Inhibitors for gene functionalization during the Research Term.

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          4.6   Limited Rights. Nothing in this Agreement is intended or will be interpreted as granting to Isis or any Third Party any right or interest in any Patent Rights, Information, trade secrets, copyrights, trademarks, trade names or other intellectual property rights (a) invented, discovered, developed, or otherwise created by PE Corporation (NY), or its Affiliates, other than by the Celera Genomics Group, or (b) acquired or licensed by PE Corporation (NY), or its Affiliates, other than solely for the benefit of the Celera Genomics Group.

                                    ARTICLE 5

                                 OTHER SERVICES

          5.1   Supply of Antisense Inhibitors.

                (a) Isis will provide Lead Oligo Reagent to each Celera Exclusive Target and to [* ] Celera Gene Targets that are not Celera Exclusive Targets claimed by Celera Licensed Patents as provided in Section 4.4, at a rate of [* ] per order for up to [* ] of a Lead Oligo, for Celera's internal research and development of Celera Products and/or Common Products as applicable ("Other Services"). Celera may request and Isis may agree to negotiate commercially reasonable terms for the provision to Celera of additional Lead Oligo Reagent to other Celera Gene Targets.

                (b) Except as otherwise provided under this Agreement, all such Antisense Inhibitors delivered to Celera will be used only in furtherance of the Research, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of Isis, and will not be used in research or testing involving human subjects. The Antisense Inhibitors supplied under this Section 5.1 must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.

                (c) THE ANTISENSE INHIBITORS BEING PROVIDED TO CELERA HEREUNDER ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY
OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS
OF ANY THIRD PARTY.

                (d) Celera agrees that it will not, nor will it request any Third Party, to synthesize Antisense Inhibitors to any Celera Gene Target during the Research Term or for the longer of [ *] thereafter or (ii) such time as the discovery, manufacture, use or sale of such Antisense Inhibitors would no longer infringe a Valid Claim of a Patent Right Controlled by Isis.

                (e) Antisense Inhibitors discovered under the Research Plan are identified using patented technology.

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                     (i)  During the Research Term and for [*] thereafter (the
"Extended Term"), if Celera derives any Information from research not under the Research Plan using Lead Oligo Reagent provided by Isis to Celera pursuant to
Section 5.1(a), Celera will promptly provide such Information to Isis. Notwithstanding the obligation to provide such Information, Celera hereby grants Isis an exclusive right and license (including with regard to Celera), without the right to sublicense, except in connection with the sublicense of an Isis Product discovered by Isis alone or as part of a bona fide drug discovery collaboration, and without obligation to Celera, under Celera's rights in any Patents Rights in which information derived using such Lead Oligo Reagent during and after the Extended Term is used in the filing prosecution, maintenance or defense of such Patent Rights, to conduct development on, and to make, have made, import, use, sell and have sold Isis Products.

                     (ii) During the Extended Term, if Isis derives any Information from research not under the Research Plan on Celera Exclusive Targets using Antisense Inhibitors identified under the Research Plan, and/or on Celera Gene Targets that are claimed by Celera Licensed Patent Rights as provided in Section 4.4, Isis will promptly provide all data derived from such research to Celera, excluding data derived from any use in humans. Notwithstanding the obligation to provide such Information, Isis hereby grants Celera a non-exclusive right and license, without the right to sublicense, except in connection with the sublicense of a Celera Product discovered by Celera alone or as part of a bona fide drug discovery collaboration, and without obligation to Isis, under any Patent Rights claiming all Information derived from such research during and after the Extended Term, to conduct development on, and to make, have made, import, use, sell and have sold Celera Products.

          5.2 Custom Target Validation. Celera will have an option to identify up to [*] Celera Gene Targets for custom target validation. Custom target validation may include pharmacology studies of effects of antisense inhibitor in additional cell-based or animal models. Terms and conditions for custom target validation will be negotiated in good faith but no less than Isis' fully-burdened cost plus appropriate milestones and royalties.

                                   ARTICLE 6

                         MANAGEMENT OF THE COLLABORATION

          6.1   Creation and Structure of the Joint Research Committee.

                (a) Within ten (10) business days of the Effective Date, the Parties will create a Joint Research Committee of two (2) persons to facilitate the research collaboration called for herein. The JRC will consist one (1) representative nominated by each Party. Members of the JRC may be represented at any meeting by a designee appointed by such member for such meeting. Each Party will be free to change its representatives on notice to the other or to send a substitute representative of equal qualification and authority to any JRC meeting.

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                (b)  The JRC will meet as necessary but no less frequently than every three (3) months during the Research Term. Meetings will be via teleconference or videoconference. At its first meeting the JRC will determine such procedures as it will reasonably require to conduct its business.

                (c) During the Research Term, the JRC will be the primary vehicle for interaction between the Parties with respect to the Research. Without limiting the foregoing, the JRC will be responsible for (i) determining for each Celera Gene Target whether to proceed to conduct Secondary Assays as described in the Research Plan. (ii) reviewing and commenting upon the patent filing strategies of the Collaboration Patents, the Celera Exclusive Collaboration Patents and the Joint Patent Rights as provided in Article 8;
(iii) reviewing and commenting upon publications as contemplated by Section 9.2; and (iv) managing the activities of the Intellectual Property Committee. The items in Subsections (ii) and (iii) will be delegated to the Intellectual Property Committee.

                (d) All decisions of the JRC will be made by the unanimous vote of the members. If the members of the JRC cannot agree with respect to a particular issue such issue will be referred to the JEC which will make a reasonable good faith effort to reach agreement thereon within a ten (10) business day period after such issue is presented to the JEC in writing.

          6.2   Creation and Structure of the Intellectual Property Committee.

                (a) At the first meeting of the JRC, the JRC will create an Intellectual Property Committee. The Intellectual Property Committee will be managed and directed by the JRC. The Intellectual Property Committee will be composed of the two (2) JRC members plus two (2) additional members, one from each of Isis and Celera.

                (b)  The roles of the Intellectual Property Committee will be
(i) to conduct the IP mining described in the Research Plan, (ii) to review and approve any publications containing Collaboration Data except inclusion of Collaboration Data in the Isis database as anticipated by this Agreement, and
(iii) to manage the prosecution, defense and maintenance of the Collaboration Patents and the Joint Patents.

                (c) The Intellectual Property Committee will meet as needed either in person, by teleconference or via videoconference. At the first meeting of the Intellectual Property Committee, the Committee will adopt such roles and procedures as it may deem necessary or appropriate to conduct their business.

                (d) All decisions of the Intellectual Property Committee will be made by the unanimous vote of the members, if the members of the Intellectual Property Committee cannot agree with respect to a particular issue such issue will be referred to the JEC which will make a reasonable good faith effort to reach agreement thereon within ten (10) business days after such issue is presented to the JEC in writing.

                (e) The Intellectual Property Committee will continue in effect after the termination of this Agreement for so long as Collaboration Patents or Joint Patents are

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being prosecuted and maintained, or such shorter time as mutually agreed to by the Parties in writing.

          6.3   Creation and Structure of the Joint Executive Committee.

                (a) Within ten (10) business days of the Effective Date, the Parties will create a Joint Executive Committee of two (2) people, one from each Party to oversee the research collaboration and commercialization activities called for herein. The JEC will be composed of one (1) representative appointed by each of Celera and Isis. Either Party may replace one (1) its representative at any time upon written notice to the other Party with a person of equal authority and expertise.

                (b) The JEC will exist for so long as the JRC or Intellectual Property Committee is in existence or either Party has the right to conduct commercialization activities pursuant to Section 4.3(d). The JEC will meet as requested by the JRC or Intellectual Property Committee. On matters requiring the approval of the JEC, such approval will be by the unanimous vote of all JEC members participating in the meeting. In the event the JEC is unable to reach agreement on all issues, it will be resolved in accordance with Section 12.11. The JEC will meet within thirty (30) days of the Effective Date and thereafter as needed or at the request of either Party to carry out the function set forth in this Section 6.3.

                (c) The JEC will be the primary vehicle for oversight of the research collaboration activities. Without limiting the foregoing, the JEC will be responsible for (i) review and resolution of any material deviation from the Research Plan; and (ii) review and resolution of any dispute elevated to it by the JRC or the Intellectual Property Committee.

                (d) Through the JEC the Parties will keep each other reasonably informed on an ongoing basis of the substantive terms of any proposed agreement to grant sublicenses pursuant to Section Article 4.3(d).

                     (i)      [*]

                     (ii)     [*]

                                   ARTICLE 7

                          PAYMENTS AND REVENUE SHARING

           7.1  Research Funding.

                (a) Celera will pay Isis [*] to conduct the Research under the Research Plan. Celera will pay Isis [*] of the Effective Date. Notwithstanding the foregoing, if Isis fails in a material way to conduct the Research according to the Research Plan Celera may withhold payment of the following [*] until such material failure is remedied, whereupon such [*] will be paid in full or in such fraction as the Parties shall reasonably agree. Any

*Confidential Treatment Requested     13
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dispute with regard to such  payment  withholding  will be promptly  elevated to dispute resolution pursuant to Section 12.11(a).

                (b) Delivery schedule and funding for Other Services described in Article 5 will be agreed upon and paid in advance in the amounts agreed to by the Parties.

          7.2   [*].

          7.3 Mode of Payment and Reports. All payments to hereunder will be made to the receiving Party within sixty (60) days of the end of the quarter in which the receiving Party receives the payment by deposit of United States Dollars in the requisite amount to such bank account as the receiving Party may from time-to-time designate by notice to the paying Party. The paying Party will provide to the receiving Party with each such payment a report in sufficient detail to show the basis for such payment.

          7.4   Audits.

                (a) Upon the written request of the receiving Party and not more than once in each calendar year, the paying Party will permit an independent certified public accounting firm of nationally recognized standing selected by the paying Party, and reasonably acceptable to the receiving Party at the receiving Party's expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of the paying Party as may be reasonably necessary to verify the accuracy of the reports under Section 7.3 for the prior calendar year only. The accounting firm will disclose to the Parties only whether the reports are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Celera.

                (b) If such accounting firm concludes that additional payments were owed during such period, the paying Party will pay the additional payments, with interest from the date originally due at the prime rate, as published in The Wall Street Journal (Eastern U.S. Edition) on the last business day preceding such date, within thirty (30) days after the date the receiving Party delivers to the paying Party such accounting firm's written report. [*]

                (c) For any sublicense granted by either Party hereunder which triggers payments to the other Party pursuant to this Article 7, the grantor of such sublicense will include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to keep and maintain records of sales made, pursuant to such sublicense and to grant access to such records by the licensing Party's independent accountant to the same extent required by such grantor under this Agreement.

                (d) Celera and Isis will treat all information subject to review under this Section 7.4 or under any sublicense agreement in accordance with the confidentiality provisions of Article 9 of this Agreement.

         7.5 Taxes. If any taxes are required to be withheld by the licensing Party, it will (a) deduct such taxes from the remitting payment,
(b) timely pay the taxes to the proper

*Confidential Treatment Requested      14
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taxing authority, and (c) send proof of payment to the receiving Party and certify its receipt by the taxing authority within sixty (60) days following such payment.

                                   ARTICLE 8

                             INVENTIONS AND PATENTS

          8.1   Title to Inventions.

                (a) Any Patent Rights covering inventions by the Parties during the Collaboration that do not constitute Collaboration Patents will be owned exclusively by the inventing party, subject to Subsection 8.1(c).

                (b) Joint Patents will be jointly owned, subject to Subsection 8.1(c).

                (c) Any inventions constituting Oligonucleotide Patents will be solely owned and assigned to Isis. Inventions with an antisense component and a broader compound will be broken into separate patent applications with the antisense-related inventions filed separately as Oligonucleotide Patents.

                (d) Any inventions constituting Celera Exclusive Collaboration Patents will be solely owned and assigned to Celera (subject to the licenses granted to Isis hereunder).

                (e) Inventorship will be determined by the applicable laws of the country or jurisdiction in which the particular Patent Right is sought.

                (f) In the event that there is a dispute between the Parties as to ownership under this Section, the Intellectual Property Committee will establish a procedure to resolve such dispute, which may include engaging a Third Party patent attorney completely unaffiliated and independent of the Parties and jointly selected by the Parties, as an expert to resolve such dispute.

          8.2   Patent Prosecution.

                (a) The Parties expect that patent applications will be filed and maintained as required to secure the Collaboration Patent Rights. Celera, with reasonable and timely input from Isis, will be responsible for filing, prosecuting and/or maintaining the Celera Exclusive Collaboration Patents throughout the world. Isis with reasonable and timely input from Celera, will be responsible for filing, prosecuting and/or maintaining the Collaboration Patents other than Celera Exclusive Collaboration Patents throughout the world. Celera and Isis will share equally the costs of filing, prosecuting and/or maintaining such Patent Rights. Notwithstanding the above, either Party may decline to pay its share of the costs for filing, prosecuting and/or maintaining any Collaboration

Patent(s) (a "Declining Party"), in which case such Declining Party will notify the other Party promptly in writing and in good time to enable the other Party to meet any applicable deadlines, and the other Party will have the right, but not the obligation, to undertake the responsibility for filing, prosecuting and/or maintaining such Collaboration Patents at its own expense, and the Declining Party will reasonably cooperate with and assist the other Party therein. A Declining Party will maintain its license under such Collaboration Patent pursuant to Article 4, except that any right to grant sublicenses therein (other than the sublicensing rights set forth in Sections 4.3(a) 4.3(b)), and any right to receive Licensing Revenue pursuant to
Section 7.2 under such Collaboration Patents, will terminate as of the date a Declining Party provides such written notice. Such terminated sublicense rights shall be granted to the other Party, provided such other Party has exercised its right of filing, prosecuting and/or maintaining such Collaboration Patents.

                (b) The Parties anticipate that there may be Joint Patents that arise out of the Collaboration (that do not constitute Collaboration Patents or Oligonucleotide Patents). To the extent that such a Joint Patent represents an improvement of one Party's technology and not the other, the Party whose technology is improved will have the sole right and responsibility, at its own expense, to prosecute and maintain such Joint Patent. To the extent that such a Joint Patent either represents an improvement to both Party's technology or does not improve either Party's technology, the Intellectual Property Committee will determine which of the Parties will be responsible for prosecution, maintenance, enforcement and defense of such Patent and what procedures will be put in place for coordination among the Parties including, without limitation, cost-sharing and input.

                (c) Isis will be solely responsible, at its own expense, for prosecution, maintenance, defense and enforcement of any Oligonucleotide Patents.

          8.3   Enforcement of Patents.

                (a) If either Party considers that any Collaboration Patent is being infringed by a Third Party, it will notify the other Party and provide it with any evidence of such infringement which is reasonably available. Subject to any limitations in the license agreements between Celera or Isis and Third Party licensors covering licensed Patent Rights, the JEC will determine the steps to take to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action.

                (b) The Party not enforcing the applicable Patent Rights will provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any out-of-pocket expenses incurred by the non-enforcing Party.

                (c)  Any amounts recovered by a Party pursuant to Section
8.3(a) whether by settlement or judgment, will be allocated in the following order: (i) to reimburse Isis and Celera for their reasonable out-of-pocket expenses in making such recovery (which amounts will be allocated pro rats if insufficient to cover the totality of such expenses); and (ii) the remainder will be allocated as the Parties will reasonably agree based upon damages suffered.

                (d) Except for Third Party infringement activities covered by the provisions of Section (j) each Party will retain the sole and exclusive right to enforce its Patent Rights against all infringers at its sole cost and expense.

                                    ARTICLE 9

                                 CONFIDENTIALITY

          9.1 Confidentiality Obligations. Each Party agrees that, for the term of this Agreement and for five (5) years thereafter, such Party will keep, and will ensure that its officers, directors, employees and agents keep, completely confidential and will not publish or otherwise disclose and will not use for any purpose except as permitted hereunder any Confidential Information furnished to it by the other Party pursuant to this Agreement (including, without limitation, Know-How of the disclosing Party). The foregoing obligations will not apply to any information to the extent that it can be established by such receiving Party that such information:

                (a) was already known to the receiving Party as evidenced by its written records, other than under an obligation of confidentiality, at the time of disclosure;

                (b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the receiving Party;

                (c) became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

                (d) was subsequently lawfully disclosed to the receiving Party by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

                (e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party. Each Party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, advising investors and the investment community of the results of the Research aid/or development activities hereunder (subject to reasonable prior written notice of, and good faith consultation about, such disclosure to the other Party), complying with applicable governmental regulations, making a permitted sublicense of its rights hereunder or otherwise in performing its obligations or exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other Party's Confidential Information, it will give reasonable advance notice to that other Party of such disclosure requirement, will cooperate with the other Party in its efforts to secure confidential treatment of such Information prior to its disclosure, and, save to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreement or otherwise).

          9.2   Publications.

                (a) The Collaboration Data will be the Confidential Information of Isis and Celera. Either Party may publish or present Collaboration Data subject to the prior review by the Intellectual Property Committee for patentability and protection of such other Party's Confidential Information.
The Intellectual Property Committee will review any proposed abstracts, manuscripts or summaries of presentations which contain Collaboration Data. No publication or presentation containing Collaboration Data may be submitted or made without approval by the Intellectual Property Committee. The Intellectual Property Committee may delay any such approval to ensure protection of Patent Rights. Notwithstanding the foregoing, nothing contained herein will preclude Isis from including the Collaboration Data in its marketed database in accordance with the terms of this Agreement or presenting the Collaboration
Data to Isis' potential customers for such database or in connection with either Parties active drug discovery programs, without approval of the Intellectual Property Committee.

                (b) To the extent appropriate and within the Party's control, in any publication permitted under this Section 9.2, each Party will acknowledge its collaboration with the other Party under this Agreement

          9.3 Press Releases. Except to the extent required by law or as otherwise permitted in accordance with this Section 9.3, neither Party will make any public announcements concerning this Agreement or the terms hereof without the prior written consent of the other, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parties will issue a joint press release promptly following execution of this Agreement announcing
(i) the execution of this Agreement; (ii) Celera and Isis will jointly identify novel gene function utilizing Celera's expertise in genomics and Isis' expertise in antisense technology; (iii) Celera will retain exclusive rights to a limited number of genes for the research and development of certain therapeutic products; and (iv) that functional information on [*] of these genes will be incorporated into Isis' Gene Function Database, and agree that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder, and the Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure.

                                   ARTICLE 10

                                 INDEMNIFICATION

*Confidential Treatment Requested      18

          10.1 Indemnification by Celera. Celera will indemnify, defend and hold Isis and its agents, employees, officers and directors (the "Isis Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or suits related to (a) Celera's performance of its obligations under this Agreement; or (b) breach by Celera of its representations and warranties set forth in Section 12.3 or (c) Isis' use of Celera Gene Targets under the Research Plan pursuant to Section 3.1(d); PROVIDED, HOWEVER, that Celera's obligations pursuant to this Section 10.1 will not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of the Isis Indemnitees. Notwithstanding the foregoing, Celera will have no obligation to indemnify the Isis Indemnitees with respect to claims arising out of breach by Isis of its representations and warranties set forth in Sections 12.3.

          10.2 Indemnification by Isis. Isis will indemnify, defend and hold Celera and its Affiliates and each of their respective agents, employees, officers and directors (the "Isis Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) arising out of Third Party claims or suits related to (a) Isis's performance of its obligations under this Agreement; or (b) breach by Isis of its representations and warranties set forth in Sections 12.3; provided however, that Isis's obligations pursuant to this Section 10.2 will not apply to the extent that such claims or suits result from the gross negligence or willful misconduct of any of the Celera Indemnitees. Notwithstanding the foregoing, Celera will have no obligation to indemnify the Celera Indemnitees with respect to claims arising out of a breach by Celera of its representations and warranties set forth in Section 12.3.

          10.3 Notification of Claims. Conditions to Indemnification Obligations. As a condition to a Party's right to receive indemnification under this Article 10 it will (i) promptly notify the other Party as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant hereto, (ii) cooperate with the indemnifying Party in the defense of such claim or suit, and (iii) permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party without the prior written consent of the indemnified Party. The indemnifying Party will have no liability under this
Article 10 with respect to claims or suits settled or compromised without its prior written consent.

                                   ARTICLE 11

                           TERMINATION AND EXPIRATION

          11.1 Term and Termination. This Agreement will commence upon the Effective Date and, unless earlier terminated as provided herein, will expire on the expiration of all royalty and other payment obligations herein.

          11.2 Termination upon Material Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to

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the Party in default notice specifying the nature of the default, requiring it to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. If such default is not cured within ninety (90) days after the receipt of such notice (or, if such default cannot be cured within such ninety (90) day period, if the Party in default does not commence and diligently continue actions to cure such default), the Party not in default will be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement; PROVIDED HOWEVER, that such right to terminate will be stayed in the event that, during such ninety (90) day period, the Party alleged to have been in default will have initiated dispute resolution in accordance with Section 12.11 with respect to the alleged default, which stay will last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

          11.3  Consequences of Termination.

                (a) Upon termination of this Agreement (but not upon expiration of its term under Section 11.1);

                     (i) each Party will promptly return all relevant records and materials in its possession or control containing or comprising the other Party's Confidential Information and to which the former Party does not retain rights hereunder (except one copy of which may be retained in a Party's confidential files in its legal department for archival purposes); and

                     (ii) all licenses granted under Sections 4.1, 4.1(a) and 4.3(d) will terminate; provided however, that all sublicenses previously granted will survive termination. All licenses granted under Section 4.2 and
4.3 will survive termination.

                (b) The right of a Party to terminate this Agreement, as herein above provided, will not be affected in any way by its waiver or failure to take action with respect to any prior default.

          11.4  Accrued Rights; Surviving Obligations.

                (a) Termination, relinquishment or expiration of this Agreement for any reason will be without prejudice to any rights which will have accrued to the benefit of a Party prior to such termination, or expiration. Such termination, relinquishment or expiration will not relieve a Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

                (b) Without limiting the foregoing, Sections 2.3, 3.1(d), 4.3(a), 4.3(b), 4.3(c), 4.5, 4.6, 7.3, 7.4, 7.5, 8.1, 8.2, 9.1, 11.3, 11.4
and 11.5 and Articles 10 and 12 of this Agreement will survive the expiration or termination of this Agreement for any reason.

          11.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Isis or Celera are, and will otherwise be deemed to be, for purposes of

                                       20
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Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding-by or against either Party under the U.S. Bankruptcy Code, the Party hereto which is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

          12.1 Relationship of the Parties. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will incur any debts or make any commitments for the other.

          12.2 Assignments. Neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party; provided however, that either Party may assign this Agreement without consent to any successor in interest by way of merger or sale of all or substantially all of its assets in a manner such that the assignor will remain liable and responsible for the performance and observance of all of the assigning Party's duties and obligations hereunder, except that no intellectual property of any Third Party acquirer of Celera or Isis will be included in the licenses granted hereunder. This Agreement will be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 12.2 will be void.

          12.3 Representations and Warranties. Each Party represents and warrants to the other Party that, as of the date of this Agreement:

                (a) Such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

                (b) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance its obligations under this Agreement;

                (c) This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement The execution, delivery and performance of this Agreement by such

                                       21
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Party does not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a party or by which such Party may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained

                (d) It has the full and exclusive right, power and authority to enter into this Agreement, to perform the Research and to grant the licenses granted under Article 4;

                (e) There are no agreements between such Party and any Third Parties which would preclude or otherwise limit such Party's ability to conduct its tasks and obligations under the Research Plan or otherwise fulfill its obligations under this Agreement;

                (f) All individuals who will perform any activities on its behalf in connection with the Research have assigned to it or its Affiliates the whole of their rights in any intellectual property conceived or reduced to practice by them as a result of the Research, and no Third Party will have any rights to any such intellectual property.

          12.4 Disclaimer of Warranties. THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

          12.5 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

          12.6 Force Majeure. Neither Party will be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, strike, flood, governmental acts or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six
(6) months, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

          12.7 No Trademark Rights. Except as expressly set forth herein, no right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of a Party in connection with the performance of this Agreement.

          12.8 Entire Agreement of the Parties; Amendments. This Agreement and the exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

          12.9 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement

          12.10 Applicable Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, USA, applicable to contracts entered into and to be performed wholly within the State of Delaware, excluding conflict of law principles.

          12.11 Disputes. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder, the Parties will try to settle their differences amicably between themselves as contemplated herein. To the extent not provided for herein, either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice.

                (a) The Chief Business Officer of Celera and the President of GeneTrove of Isis will meet for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, the Parties agree to settle any unresolved controversy or claim arising out of, relating to or in connection with this Agreement (except as to any issue relating to the ownership of intellectual property of either Party) in Dallas, Texas by binding arbitration under the American Arbitration Association in accordance with its Commercial Arbitration Rules as modified by this Section, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Within fifteen (15) days after the commencement of arbitration, each Party will select one (1) person to act as arbitrator, and the two (2) selected by the Parties will select a third arbitrator within ten (10) days of their appointment. The Parties agree that in cases in which this Agreement explicitly provides that their disagreement will be settled by this Section, the arbitration method to be employed will be "baseball-style arbitration." This means that each Party will submit in writing to the Panel and the other Party at an appropriate time its final, detailed proposed resolution of the dispute. The panel will have the right to ask for and receive (at the same time as the other Party) clarification of a Party's proposed resolution. In its arbitration award, the panel will be limited to choosing, without material modification, one of the two proposed resolutions, together with an award of reasonable attorneys' fees to the prevailing Party. The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing Party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Neither Party nor the arbitrators may disclose the existence,

                                       23
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content,  or results of any  arbitration  hereunder  without  the prior  written consent of both Parties.

          12.12 Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.


         If to Isis, addressed to:

                           Isis Pharmaceuticals, Inc.
                           2292 Faraday Drive
                           Carlsbad, California 92008
                           Attn: Richard Brown, B. Lynne Parshall
                           Cc:   GeneTrove President

         If to Celera, addressed to:

                           Celera Genomics
                           45 West Gude Drive
                           Rockville, Maryland
                           Attn: Peter Barrett, Ph.D.
                           Cc:   Group Counsel, Legal Affairs

          12.13 No Consequential Damages. IN NO EVENT WILL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OR OTHER DAMAGES.

          12.14 Non-Solicitation. During the Research Term, and for a period of one (1) year thereafter, neither Party will solicit, induce, encourage or attempt to induce or encourage any employee of the other Party to terminate his or her employment with such other Party or to breach any other obligation to such other Party.

          12.15 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

                                       24
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          12.16 Compliance with Law. Nothing in this Agreement will be deemed to permit a Party to export, re-export or otherwise transfer any Licensed Product sold under this Agreement without compliance with applicable laws.

          12.17 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

          12.18 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy of which will for all purposes be deemed to be an original.

ISIS PHARMACEUTICALS, INC.            PE CORPORATION

By:                                   By:
    ----------------------------         ----------------------------
           (signature)                           (signature)

Name:  B. Lynne Parshall              Name:  Peter Barrett, Ph.D.

Title: Executive Vice President       Title: E.V.P. and Chief Business Officer

Date:                                 Date:
     ---------------------------           --------------------------

                                       25
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                                    EXHIBIT A
                                  RESEARCH PLAN

This Exhibit A to the Collaborative Research and License Agreement (the "Agreement") dated as of July 9, 2001 addresses the conduct of the Research. Capitalized terms will have the meanings set forth in the Agreement.

The generation of functional information on [* ] Celera Target Genes will follow a multi-step process: prioritization of genes, generation and validation of lead antisense oligos, and bioassay readout in four therapeutic areas (cancer, angiogenesis, inflammation, and metabolic disease). After the Collaboration Data is reviewed by the Joint Research Committee and Intellectual Property Committee and appropriate patent applications filed, the information will be used to populate the Gene Trove Gene Function Database, excluding information on [* ] Celera Exclusive Targets.

Isis will provide reports to the JRC on a quarterly basis or more frequently. These reports will contain all information necessary to keep the JRC fully informed regarding the performance of the research plan.

[*]

*Confidential Treatment Requested      26
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                                    EXHIBIT B

[* ]




* Confidential Treatment Requested     27